UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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Financial Industries Corporation
(Name of Registrant as Specified In Its Charter)

_________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IMPORTANT NOTICE

TO THE SHAREHOLDERS OF

FINANCIAL INDUSTRIES CORPORATION

April 24, 2008

Dear Financial Industries Corporation Shareholder:

Please remember that the special meeting of shareholders of Financial Industries Corporation (FIC) will be held on Thursday, May 15, 2008 at 9:00 AM local time, at the Company’s offices located at 6500 River Place Boulevard, Building I, Austin, Texas.

The purpose of this important meeting is to consider and vote upon the proposed merger of FIC with a subsidiary of Americo Life, Inc.  Upon shareholder approval of this merger, you will be entitled to receive $7.25 cash for each of your FIC shares.

The merger is fully described in our proxy statement dated April 3, 2008, which has previously been sent to you.  We are enclosing with this letter a duplicate proxy card for your convenience in voting.  Please note that, in addition to attending the meeting in person or signing and mailing back the enclosed proxy card, you can also vote via Internet or via touch-tone telephone (“electronic voting”).  Electronic voting is fast, secure and will save your company additional solicitation expense.

Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the shares of FIC common stock.  As many of our shares are held in relatively small accounts, we need the support of shareholders with small as well as large holdings, in order to achieve the requisite level of approval.  If we do not receive the required two-thirds affirmative vote, the merger will not be approved, and you will not receive the $7.25 cash offered in the merger.

If you have any questions or require any assistance in voting your shares, please call Mellon Investor Services LLC, which is assisting us with the solicitation of proxies and tabulation of the vote, by calling 866-768-4954.

Your vote is important.  Whether or not you expect to attend the special meeting, you are requested to complete, sign and date the enclosed proxy voting instruction form -- or vote electronically TODAY -- so that your shares may be represented at the meeting.

Sincerely,

/signature/

William B. Prouty
Chief Executive Officer